Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer
Telephone: (617) 254-0707

Peoples Federal Bancshares, Inc. Announces a Dividend Payment to Stockholders

Brighton, Massachusetts, April 16, 2014. Peoples Federal Bancshares, Inc. (the “Company”) (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank, announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per share on the Company’s common stock.  The dividend will be payable to stockholders of record as of May 2, 2014, and is expected to be paid on May 16, 2014.

Peoples Federal Bancshares, Inc. is the parent company of Peoples Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in the greater Boston area. Peoples Federal Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Peoples Federal Savings Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Peoples Federal Savings Bank’s operations, pricing, products and services.